                                                                   EXHIBIT 10.1


                           STOCK PURCHASE AGREEMENT

                                    AMONG

                   DEBRA SIMONS, STEVE SIMONS, PAUL TURNER


                              RSx HOLDINGS, INC.,

                            A DELAWARE CORPORATION


                                     AND


                            RSx ACQUISITION, INC.,

                            A DELAWARE CORPORATION



                            DATED MARCH 24, 1995



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                           STOCK PURCHASE AGREEMENT


        This STOCK PURCHASE AGREEMENT ("Agreement") is entered into on March 24, 1995, by and among each of Steve Simons, Debra Simons and Paul Turner (the "Shareholders"), RSx Holdings, Inc., a Delaware corporation
("Holdings"), and RSx Acquisition, Inc., a Delaware corporation ("Company").

         WHEREAS, the parties intend that, pursuant to the terms and subject to the conditions set forth below, Company shall acquire approximately 78.81% of the issued and outstanding shares of Rockshox Common Stock in exchange for $37,050,000 in cash and the Balance Sheet Amount in cash and Holdings shall acquire approximately 21.19% of the issued and outstanding shares of Rockshox Common Stock in exchange for the Notes, the Preferred Stock and the Holdings Common Stock.

         NOW, THEREFORE, in reliance on the foregoing recital and in and for the consideration and mutual covenants set forth in this Agreement, the parties agree as follows:

         SECTION 1.  DEFINITIONS

         The following terms when used in this Agreement have the meanings set forth below:

         1.1 "ACQUISITION" means the acquisition of the Shares pursuant to the transactions contemplated by this Agreement.

         1.2 "ACQUISITION PROPOSAL" means any proposal or offer from any corporation, partnership, person or other entity or group (other than Holdings or Company) regarding any acquisition of any of the capital stock or all or substantially all of the assets of Rockshox, or any merger or consolidation with or involving Rockshox, other than as contemplated by
Section 12.1(f).

         1.3 "AFFILIATE" has the meaning set forth in Section 501(b) of the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         1.4 "AGREEMENTS NOT TO COMPETE" mean the several Agreements Not to Compete between each of the Shareholders and Holdings in the form of EXHIBIT A.

         1.5 "BALANCE SHEET AMOUNT" means cash in an amount equal to the aggregate amount of cash, not to exceed $2,000,000, in Rockshox's bank account on the date of Closing net of checks written but not cleared. The amount in Rockshox's bank account on the date of Closing shall be deemed to include $800,000, which was advanced to Paul Turner and not repaid by him prior to the Closing Date.

         1.6 "BANK FINANCING" means the senior financing to be provided by First National Bank of Chicago or such other lender satisfactory to all the parties in an amount not less than, and on commercially reasonable terms not less favorable in the aggregate than, the amount and the terms set forth on EXHIBIT B attached hereto.

         1.7 "CLOSING" and "CLOSING DATE" have the respective meanings set forth in Section 2.3.

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         1.8  "CODE" means the Internal Revenue Code of 1986, as amended.

         1.9  "CONSIDERATION" means $37,050,000 in cash except as provided in
Section 2.2, the Balance Sheet Amount, the Notes, the Preferred Stock and the Holdings Common Stock.

         1.10 "CONTINUING SHAREHOLDERS" mean Steve Simons and Paul Turner.

         1.11 "CONTRACTS" mean contracts or agreements which shall include, but shall not be limited to, all oral and written contracts, agreements, agency agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements.

         1.12 "CURRENT AUDIT" means "Rockshox's balance sheet and statements of income, changes in shareholders' equity and cash flow, at and for the year ending December 31, 1994, audited and reported upon by Coopers & Lybrand, independent certified public accountants.

         1.13 "DISCLOSURE SCHEDULE" means EXHIBIT C hereto.

         1.14 "EMPLOYMENT AGREEMENTS" mean Employment Agreements between Holdings and each of the Continuing Shareholders, substantially in the form of EXHIBITS D-1 AND D-2, respectively.

         1.15 "ENCUMBRANCES" mean, with respect to an item, claims, liabilities, liens, security interests, pledges, mortgages, restrictions, options, charges and encumbrances of any kind, whether accrued, absolute, contingent or otherwise, affecting that item.

         1.16 "ENVIRONMENTAL REQUIREMENTS" means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

         1.17 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.18 "GAAP" means generally accepted accounting principles, consistently applied.

         1.19 "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

         1.20 "HOLDINGS COMMON STOCK" means 50% of the issued and outstanding common stock of Holdings, par value $.01 per share, as of the Closing Date.

         1.21 "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the respective meanings set forth in Section 14.5.

         1.22 "NOTES" means the $6,00,000 aggregate principal amount of Junior Subordinated Notes issued by Holdings in a form attached hereto as EXHIBIT E.

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         1.23 "NOTICE OF CLAIM AND "NOTICE OF POSSIBLE CLAIM" have the respective meanings set forth in Section 14.5.

         1.24 "OPERATIONS" means the receiving, assembly, shipping, marketing and administrative operations which have occurred or are occurring on Rockshox's premises since June 1990, but do not include the operations of contractors and suppliers off Rockshox's premises and do not include Rockshox's status solely as a tenant of any of its premises which status might result in liabilities to Rockshox in respect of Environmental Requirements.

         1.25 "PREFERRED STOCK" means the Series B Preferred Stock issued by Holdings as described in the Amended and Restated Certificate of Incorporation attached hereto as EXHIBIT F.

         1.26 "PROPRIETARY RIGHTS" has the meaning set forth in Section 3.9.

         1.27 "ROCKSHOX" means Rockshox, Inc., a California corporation, and shall be deemed to include each of its subsidiaries and solely for purposes of Section 3.7 and Section 14.8, any predecessor of Rockshox or any person or entity from which Rockshox incurs a liability for Taxes as a result of transferee liability.

         1.28 "ROCKSHOX AUDITED FINANCIALS" means Rockshox's balance sheets as of December 31, 1993 and December 31, 1994, and its statements of income, changes in shareholders' equity and cash flows for the respective fiscal years then ended, audited and reported upon by Coopers & Lybrand, independent certified public accountants.

         1.29 "ROCKSHOX COMMON STOCK" means the common stock, without par value, of Rockshox.

         1.30 "SENIOR NOTES" means the $11,000,000 Senior Subordinated Notes issued by Holdings in a form attached hereto as EXHIBIT G.

         1.31 "SENIOR PREFERRED STOCK" means the Series A Preferred Stock issued by Holdings as described in the Amended and Restated Certificate of Incorporation attached as EXHIBIT F.

         1.32 "SHAREHOLDERS' KNOWLEDGE" means the knowledge that the Shareholders would have after inquiring of such persons currently employed by Rockshox who would be reasonably expected to have knowledge regarding a particular representation and warranty, whether or not the Shareholders actually made inquiry of such persons.

         1.33 "SHARES" has the meaning set forth in Section 3.2.

         1.34 "STOCKHOLDERS AGREEMENT" means the stockholders agreement in a form attached hereto as EXHIBIT H.

         1.35 "TAXES" mean all net income, capital gains, gross income, gross receipt, sales, use, transfer, ad valorem, franchise, tariffs, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax or customs duties, or any interest, any penalties, additions to

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tax or additional amounts incurred or accrued under applicable tax law or assessed or charged by any taxing authority (domestic or foreign). For purposes of the definition of Taxes, any interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to Taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

         1.36 "TRANSACTION DOCUMENTS" mean this Agreement, the Agreements Not to Compete, the Employment Agreements and the Stockholders Agreement.

         SECTION 2. ACQUISITION.

         2.1 TRANSFER OF ROCKSHOX COMMON STOCK. Upon the terms and subject to the conditions of this Agreement the Shareholders shall transfer and (i) Holdings shall acquire approximately 21.19% of the issued and outstanding Rockshox Common Stock in exchange for the issuance of the Notes, the Preferred Stock and the Holdings Common Stock and (ii) Company shall purchase approximately 78.81% of the issued and outstanding Rockshox Common Stock in exchange for $37,050,000 in cash except as provided in Section 2.2 and the Balance Sheet Amount. Holdings and Company together shall acquire 100% of the issued and outstanding stock of Rockshox.

         2.2 PURCHASE PRICE. In consideration of the sale and contribution by the Shareholders of Rockshox Common Stock, and in consideration of the representations, warranties and covenants of the Shareholders set forth in this Agreement

         (a) Debra Simons and Steve Simons shall collectively receive $11,265,000 and 30% of the Balance Sheet Amount from Company and shall receive $1,800,000 in principal amount of the Notes and 1,200 shares of the Preferred Stock from Holdings,

         (b) Steve Simons shall individually receive $11,015,000 and 30% of the Balance Sheet Amount from Company and shall receive $1,800,000 in principal amount of the Notes, 1,200 shares of the Preferred Stock and 25,000 shares of the Holdings Common Stock from Holdings and

         (c) Paul Turner shall receive $14,770,000 and 40% of the Balance Sheet Amount from Company (which amount shall not be paid to Paul Turner but shall satisfy his $800,000 loan from the Company) and shall receive $2,400,000 inprincipal amount of the Notes, 1,600 shares of the Preferred Stock and 25,000 shares of the Holdings Common Stock from Holdings.

          All cash amounts and portions of the Balance Sheet Amount payable to the Shareholders shall be delivered by means of wire transfer (as instructed by each respective Shareholder) in the form of same day funds; provided, however, that $250,000 of the amount due under clause (a) above shall be payable upon the earlier of (i) 90 days after the Closing Date or (ii) receipt by Rockshox of the refund of income taxes paid from the Internal Revenue Service. The Shareholders consent to the allocation of Consideration set forth in this Section 2.2 and release Holdings, Company and Rockshox from any claims by them relating solely to the allocation of Consideration among them.

         2.3 THE CLOSING. Subject to termination of this Agreement as provided in Section 13, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, at 10:00 a.m. on March 24, 1995, or at such other place, time and date as Holdings, Company and the Shareholders may mutually select (the "Closing Date").


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         SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING ROCKSHOX.

         The Shareholders jointly and severally represent and warrant to Holdings and Company as set forth below:

         3.1 ORGANIZATION. Rockshox is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Schedule 3.1 of the Disclosure Schedule lists each of the states where Rockshox is qualified as a foreign corporation. The conduct of its business and its ownership or use of property do not require Rockshox to be qualified or licensed to do business as a foreign corporation in any state except those listed in Schedule 3.1 of the Disclosure Schedule. True, correct and complete copies of Rockshox's Articles of Incorporation, Bylaws and certificates of authority for the states listed in Schedule 3.1 of the Disclosure Schedule are attached to Schedule 3.1 of the Disclosure Schedule.

         3.2 CAPITALIZATION. The authorized capital stock of Rockshox consists of 10,000 shares of Rockshox Common Stock, of which only 1,000 shares are issued and outstanding as of the date of this Agreement (the "Shares"). As of the date of this Agreement, the Shares are held by the Shareholders and Christine Feeter. The Shares have been duly authorized and are validly issued, fully paid and nonassessable. Rockshox has no treasury stock and there are no outstanding rights, options, warrants, understandings, commitments, conversion rights or other agreements for the purchase or acquisition from Rockshox of any shares of its capital stock or securities or options convertible into or exchangeable for any shares of such capital stock. There are no preemptive rights to purchase or otherwise acquire any securities of Rockshox pursuant to any provision of law or the Articles of Incorporation or Bylaws of Rockshox; there are no rights to purchase or otherwise acquire any securities of Rockshox by any agreement to which Rockshox is a party or any existing voting or stock restriction agreement, proxy or similar agreement to which Rockshox is a party; and there is no agreement between Rockshox and any person or entity which results, or would result, in any person or entity receiving economic benefits that are substantially similar to owning shares of Rockshox Common Stock.

         3.3 CONSENT/APPROVAL. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Rockshox in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or to permit Rockshox to continue, in either case without material change, its business activities as currently conducted immediately after consummating the transfer of Shares contemplated by this Agreement. Neither Rockshox nor any "Ultimate Parent Entity" (as defined in 16 C.F.R. Section 801.1(a) (1988)) of Rockshox immediately prior to the transactions contemplated hereunder is a person that has total assets or annual net sales of $100,000,000 or more within the meaning of 15 U.S.C.
Section 18a.

         3.4 NO VIOLATION OF EXISTING AGREEMENTS.  Except as set forth on
Schedule 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under:

         (a) any provision of the Articles of Incorporation or Bylaws of Rockshox;


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

         (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Rockshox is a party or by which Rockshox or any of its properties or assets is bound; or

         (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rockshox.

         3.5 SUBSIDIARIES. Except as set forth in Schedule 3.5 of the Disclosure Schedule, Rockshox does not have any subsidiaries or any equity or ownership interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture, business trust or other entity, whether or not incorporated.

         3.6 FINANCIAL STATEMENTS. Rockshox has delivered to Holdings the Rockshox Audited Financials. Except as set forth in Schedule 3.6 of the Disclosure Schedule, the Rockshox Audited Financials are complete and accurate and fairly present the financial position of Rockshox as of the respective dates thereof, and such statements of income and retained earnings and the notes thereto fairly present the results of operations for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein or in the notes thereto).

         3.7 TAX MATTERS. Except as set forth in Schedule 3.7 of the Disclosure Schedule:

         (a) Rockshox has timely filed true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes due and payable in respect of such returns, reports and estimates have been paid, and there is no current liability for any Taxes due in connection with any such returns. Rockshox has delivered to Holdings copies of all federal, state and foreign Tax returns filed by Rockshox for the six years ending December 31, 1994;

         (b) Rockshox has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes;

         (c) Rockshox is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes;

         (d) Rockshox has (i) withheld all required amounts from its employees, agents and contractors and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code and other applicable federal, state, local or foreign laws;

         (e) the federal income Tax returns of Rockshox have been examined by the Internal Revenue Service (the "IRS"), or have been closed by the applicable statute of limitations, for all periods through 1990; the state Tax returns of Rockshox have never been examined by the relevant agencies; no deficiencies or reassessments for any Taxes have been assessed against Rockshox, or to the Shareholders' Knowledge, been proposed or asserted against Rockshox by any federal, state, local or foreign taxing authority;


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         (f) Rockshox has not executed or filed with any taxing authority
(whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by Rockshox with respect to any Taxes is currently in force;

         (g) no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of Rockshox;

         (h) Rockshox has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date. Rockshox has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. Rockshox has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date;

         (i) Rockshox is not and never has been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits;

         (j) none of the Shareholders is a foreign person within the meaning of Code Section 1445;

         (k) Rockshox has not consented to the application of Code Section
341(f);

         (l) there is no contract, agreement, plan or arrangement covering any employee or former employee of Rockshox that, individually or collectively, could give rise to the payment by Rockshox of any amount that would not be deductible by reason of Code Section 280G;

         (m) no asset of Rockshox is tax-exempt use property under Code
Section 168(h);

         (n) no portion of the cost of any asset of Rockshox has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a);

         (o) none of the assets of Rockshox is property that Rockshox is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8);

         (p) Rockshox does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country; and

         (q) neither the Code nor any other provision of law requires Holdings or Company to withhold any portion of the Consideration.

         3.8 TITLE.

         (a) Rockshox has good and marketable title to all the properties, interest in properties and assets, real and personal, reflected in the balance sheet included in the Rockshox Unaudited


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Financials or acquired after the date of that balance sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of that balance sheet in the ordinary course of Rockshox's business consistent with past practices), free and clear of all Encumbrances, except liens for current taxes not yet due and payable and liens imposed by law, such as materialmen's, mechanics', workers', repairmen's, vendors', and warehousemen's liens, arising in the ordinary course of business with respect to obligations that are not yet due and payable. All real and personal property leases to which Rockshox is a party are valid, binding and enforceable against or by Rockshox. Except as disclosed on Schedule 3.8 of the Disclosure Schedule, there is not under the lease for Rockshox's headquarters space in San Jose, California any existing default or event of default or event that, with notice or lapse of time or both, would constitute a default by Rockshox or, to the Shareholders' Knowledge, by any other party to such lease. There is not under any other leases to which Rockshox is a party any existing default or event of default or event that, with notice or lapse of time or both, would constitute a default by Rockshox or, to the Shareholders' Knowledge, by any other party to such lease, which would individually exceed $50,000. True, correct and complete copies of each Rockshox lease described in this Section 3.8 are included in the Disclosure Schedule.

         (b) To the Shareholders' Knowledge, except as shown on Schedule 3.8 of the Disclosure Schedule, and except with respect to Environmental Requirements which are addressed exclusively in Section 3.15, each parcel of real property, building, structure and improvement owned, leased or otherwise utilized by Rockshox (collectively the "Premises") conforms in all material respects to all applicable laws, including zoning regulations. To the Shareholders' Knowledge, none of such applicable laws will, upon consummation of the transactions contemplated by this Agreement, prohibit the use of such properties, buildings, structures or improvements, for the purposes for which they are now utilized.

         (c) Rockshox does not currently have, and in the past has not had, any interest (as owner, tenant or otherwise) in any real property, except as disclosed on Schedule 3.8 of the Disclosure Schedule.

         (d) Except as set forth on Schedule 3.8 of the Disclosure Schedule, none of the personal property owned by Rockshox is subject to any contracts of sale or lease, except contracts for the sale of inventory in the ordinary course of business.

         (e) Except as set forth on Schedule 3.8 of the Disclosure Schedule, the inventory of Rockshox included in the Rockshox Audited Financials: (i) is valued with respect to each category of inventory at the lower of cost (using an average cost method) or market; (ii) does not include any damaged or obsolete items, the value of which has not been written down, or with respect to which reserves consistent with GAAP have not been established; and (iii) does not include any items which are of a lower quality than generally produced by Rockshox since June 1993, the value of which has not been written down, or with respect to which reserves consistent with GAAP have not been established.

         3.9 PROPRIETARY RIGHTS. The Proprietary Rights List as set forth on
Schedule 3.9 of the Disclosure Schedule includes all patents, trademarks, service marks and logos, trade names and copyrights registered with any Governmental Entity ("Registered Rights"); licenses and sublicenses; and all applications for intellectual property rights and registrations of intellectual property rights with any federal, state, local, or foreign regulatory, administrative, or governmental office or offices,


                                       9

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in each case applicable to intellectual  property which Rockshox owns or has the right to use or to which Rockshox is a party or which Rockshox uses in the operation of its business (the "Proprietary Rights"). All of the Registered Rights are currently in full force and effect. No action, suit, arbitration, or other proceeding or investigation is pending against Rockshox for which Rockshox has been served, or, to Shareholders' Knowledge, threatened against Rockshox or pending against Rockshox which has not been served which involves any Proprietary Rights. None of the Proprietary Rights is subject to any outstanding order, decree, judgment, stipulation, or charge against Rockshox for which Rockshox has been served and, to Shareholders' Knowledge, no order, judgment, stipulation or charge exists. Except as disclosed in Schedule 3.9 of the Disclosure Schedule, there are no royalty, commission, or similar arrangements between Rockshox and any third party and no licenses, sublicenses, or agreements between Rockshox and any third party relating to any of the Proprietary Rights. Except as set forth in
Schedule 3.9 of the Disclosure Schedule, Rockshox has not received any notice of interference or infringement of or by the Proprietary Rights. Except as set forth in Schedule 3.9 of the Disclosure Schedule, Rockshox has not agreed to indemnify any person or entity for or against any infringement of or by the Proprietary Rights. Except as set forth in Schedule 3.9 of the Disclosure Schedule, to Shareholders' Knowledge, no other party is operating a business or otherwise acting in violation or infringement of the Proprietary Rights. Rockshox has good and marketable title to the Proprietary Rights, free and clear of all Encumbrances. Schedule 3.9 of the Disclosure Schedule describes the action Rockshox has taken to protect its intellectual property rights, including, without limitation, the Proprietary Rights.

         3.10 CONTRACTS.

         (a) Except as disclosed in Schedule 3.10 of the Disclosure Schedule, Rockshox is not a party to or subject to any Contract for borrowed money (except trade accounts payable in the ordinary course of business) or any other Contract:

                (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by Rockshox totaling more than $40,000 in any calendar year or that has a term in excess of one year;

                (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it
     (x) on no more than 30 days' notice and (y) without liability, penalty or premium;

                (iii) that restricts Rockshox from carrying on anywhere in the world its business or any portion of its business as currently conducted;

                (iv) to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort that would permit the borrowing by Rockshox of any sum;

                (vii) purporting to appoint any person or entity as the attorney-in-fact of Rockshox (whether revocable or irrevocable) for any purpose whatsoever;

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

                (viii) in connection with which Rockshox would have any interest in a joint venture or partnership; or

                (ix) for the sale or lease of any real property.

         (b) To the Shareholders' Knowledge, no party to any Contract to which Rockshox is a party intends to cancel, withdraw, or terminate such instrument.

         (c) Rockshox is not in default under or in breach or violation of or, to the Shareholders' Knowledge, alleged to be in default under or in breach or violation of any Contract to which Rockshox is a party or by which it or any of its properties or assets is bound and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract, where any such default, breach, or violation would result in a cost to Rockshox in excess of $50,000. To the Shareholders' Knowledge, no other party is in default under, or in breach or violation of, any Contract to which Rockshox is a party or by which any of its properties or assets is bound, where any such default, breach, or violation would result in a cost to Rockshox in excess of $50,000.

         3.11 COMPLIANCE WITH LAW. Rockshox is in full compliance with all laws, rules, or regulations applicable to its business and possesses all regulatory consents, authorizations, approvals, licenses and permits required by federal, state and local regulatory agencies in connection with the conduct of all aspects of its business as presently conducted, except where any individual lack of the same would not result in a cost to Rockshox in excess of $50,000. Rockshox has not received any (i) notification of any asserted present or past failure by Rockshox to comply with such laws, rules or regulations which has not been resolved with the agency sending such notice, or (ii) written complaint, inquiry or request for information from any Governmental Entity relating thereto.

         3.12 CERTAIN TRANSACTIONS. Except as set forth in Schedule 3.12 of the Disclosure Schedule, none of the Shareholders has any direct or indirect interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Proprietary Rights, used in connection with the business of Rockshox, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Rockshox products or (iii) any entity that competes with Rockshox, or with which Rockshox is affiliated or has a business relationship, PROVIDED, HOWEVER, that none of the Shareholders nor any other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on NASDAQ. Set forth on Schedule
3.12 of the Disclosure Schedule is a list of all distributions, payments or advances made to any of the Shareholders or any Affiliate of a Shareholder since January 1, 1992, except for payments of base compensation and related employee benefits, and employee advances related to business expenses incurred in the ordinary course of business.

         3.13 LITIGATION. Except as set forth on Schedule 3.13 of the Disclosure Schedule, there is no suit, action, proceeding, claim or investigation pending against Rockshox or affecting any of its properties, assets or operations before any court or administrative agency with respect to which Rockshox has been served, and, to Shareholders' Knowledge, no such action, proceeding, claim or investigation has been threatened or is pending other than with respect to which Rockshox has been served. Schedule 3.13 also includes accurate reports of all matters referred to Rockshox's insurance carriers since January 1, 1991. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Rockshox for which Rockshox has been served and, to Shareholders' Knowledge, no judgment, decree, injunction, rule or order exists.

         3.14 CORPORATE MINUTES, ETC. Rockshox has delivered to counsel for Holdings and Company true and correct copies of (i) its minute book containing records of all proceedings, consents, actions, and meetings of its shareholders and Board of Directors, (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Rockshox, or any securities of Rockshox, and all applications for such permits, orders, and consents, and (iii) the stock certificate and transfer books and the stock register of Rockshox setting forth all issuances and transfers of any capital stock of Rockshox. Such corporate minute books, stock certificate books, stock registers and other corporate records of Rockshox provided to counsel for Holdings are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

         3.15 ENVIRONMENTAL. Rockshox has obtained and is in compliance with all permits, licenses and other authorizations required for Operations by Environmental Requirements. There are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from Operations which Conditions may reasonably form the basis of any claim or suit against Rockshox based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by Rockshox, or the emission, discharge, release or threatened release by Rockshox into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes which individual claim or suit would result in a cost to Rockshox of an amount in excess of $50,000. To the Shareholder's Knowledge, there are no Conditions on Rockshox's premises which are unrelated to Operations which may reasonably form the basis of any claim or suit against Rockshox based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by Rockshox, or the emission, discharge, release or threatened release by Rockshox into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes which individual claim or suit would result in a cost to Rockshox of an amount in excess of $50,000.

         3.16 NO BROKERS. Except for Robertson Stephens & Company, Rockshox is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated by this Agreement.

         3.17 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.17 of the Disclosure Schedule lists each health insurance and group term life insurance policy to which Rockshox is a party. True and complete copies of these policies have been provided to Holdings and Company. Except for health insurance and group term life coverage, Rockshox is not a party to, does not participate in and is not obligated to contribute to any "employee welfare benefit plan" as such term is defined in
Section 3(1) of ERISA. Rockshox has no obligation to provide retiree health benefits to any current or former employees. Except as provided on Section
3.17 of the Disclosure Schedule, Rockshox is not a party to, does not participate in and is not obligated to contribute to any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, including, without limitation, any pension, profit-sharing or stock bonus plan. In addition, Rockshox is not a party to, does not participate in and is not obligated to contribute to any other deferred compensation, cafeteria, severance pay, stock option or other stock-related employee benefit plan.

         (b) Rockshox is not a party to, and none of its operations is or has ever been covered by, any "multi-employer plan" as such term is defined in
Section 3(37) or Section 4001(a)(3) of ERISA.

         (c) The profit-sharing plan disclosed on Schedule 3.17 of the Disclosure Schedule and the health insurance and group term life insurance policies disclosed on Schedule 3.17 of the Disclosure Schedule, are operated in accordance with all applicable statutes and regulations, including, without limitation, ERISA and the Code.

         (d) No plan fiduciary of any "employee welfare benefit plan" or "employee pension benefit plan" in which Rockshox participates or has ever participated has engaged in (i) any transaction in violation of Section 406(a) or (b) of ERISA, or (ii) any "prohibited transaction" (within the meaning of Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code.

         3.18 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.18 of the Disclosure Schedule, since December 31, 1994, Rockshox has conducted its business in the ordinary and usual course consistent with past practice and, without limiting the generality of the foregoing, has not:

         (a) suffered any material adverse change;

         (b) suffered any damage or destruction to any tangible personal property of Rockshox, whether or not covered by insurance;

         (c) granted any increase in the compensation payable or to become payable by Rockshox to its non-shareholder employees except those occurring in the ordinary course of business consistent with past practices; or granted any increase in the compensation payable or to become payable by Rockshox to its shareholder-employees not permitted by clause (d) below;

         (d) paid total compensation to Paul Turner or Steve Simons at an annualized rate in excess of $250,000 per year or paid total compensation to Debra Simons at an annualized rate in excess of $100,000 per year;

         (e) made any distribution or payment (other than as set forth in (d) above) to any shareholder of Rockshox in excess of the amount required to repay all amounts then due to such shareholder under any promissory notes executed by Rockshox as reflected on the Current Audit;

         (f) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

         (g) issued any shares of, any warrants, rights or options for, or entered into any other commitment relating to, its capital stock;

         (h) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other property other than in the ordinary course of its business consistent with past practices;

         (i) sold, assigned, transferred, or otherwise disposed of any patent, trademark, tradename, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest therein or other intangible asset other than in the ordinary course of its business consistent with past practices;

         (j) permitted or allowed any of its property or assets to be subjected to any Encumbrance, except liens of current taxes not yet due and payable and liens imposed by law, such as materialmen's, mechanics', workers', repairmen's, vendors' and warehousemen's liens;

         (k) loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders other than travel advances and other similar advance payments in the ordinary course of its business consistent with past practices;

         (l) borrowed any money, except for trade debt in the ordinary course of business;

         (m) entered into or been a party to any stock appreciation rights plan, phantom stock plan or other agreement providing for payment to any person in connection with the profitability of Rockshox; or

         (n) agreed to take any action described in this Section 3.18 or taken any action that would constitute a breach of any of the representations or warranties of the Shareholders set forth in Section 3 of this Agreement.

         3.19 NO UNDISCLOSED LIABILITIES, CLAIMS, ETC. Except as set forth in
Schedule 3.19 of the Disclosure Schedule, and except for (a) liabilities fully reflected or reserved against in the Rockshox Audited Financials; (b) indebtedness, liabilities and obligations incurred in the ordinary course of business consistent with past practices after December 31, 1994, and (c) obligations identified on the Disclosure Schedule, Rockshox is not legally obligated with respect to any indebtedness, liability or obligation (whether fixed or contingent). This Section 3.19 is not intended to apply to any items referenced in Section 14.2 or to product liability claims for property damage or personal injury occurring prior to the Closing and not within the Shareholders' Knowledge.

         3.20 GOVERNMENT CONTRACTS. No Contract or other aspect of the business of Rockshox is subject to the Armed Services Procurement Regulations. Rockshox has not bid on or been awarded any "small business set aside contract," any other "set aside contract" (both as defined in the Armed
 Services Procurement Regulations) or other order or contract requiring small business or other special status at any time during the last three (3) years. None of Rockshox's expected sales or orders will be lost, and Rockshox's customer relations will not be damaged, as a result of Rockshox's continuing the operations of an entity that does not qualify as a small business (as defined in the Armed Services Procurement Regulations).

         3.21 WARRANTIES. Schedule 3.21 of the Disclosure Schedule includes a copy of the form of all written warranties furnished by Rockshox to original equipment manufacturers, dealers, or
consumers of any product of Rockshox since January 1, 1993. The records of Rockshox as to warranty claims are complete and accurate.

         3.22 LABOR RELATIONS. There have been no strikes, work stoppages or any demands for collective bargaining by any union or labor organization since January 1, 1994; there is no collective bargaining relationship between Rockshox and any union; no notice has been received by Rockshox that there is any dispute or controversy with any union or other organization of Rockshox's employees and there are no arbitration proceedings pending or, to the Shareholders' Knowledge, threatened, involving a dispute or controversy. Except where any single noncompliance would not result in a cost to Rockshox of more than $50,000, Rockshox is in full compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act, as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, Title VII of the
Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and all other laws, each as amended to date, relating to employer/employee rights and obligations.

         3.23 INSURANCE. Schedule 3.23 of the Disclosure Schedule lists and includes copies of all certificates of coverage regarding all of Rockshox's existing insurance policies, the premiums therefor and the coverage of each policy. The products liability and personal injury insurance maintained by Rockshox has been on an occurrence basis since November 20, 1993.

         3.24 DEALINGS WITH AFFILIATES. Schedule 3.24 of the Disclosure Schedule sets forth a complete list (including the parties) of all Contracts between Rockshox and any shareholder or director of Rockshox or their Affiliates since January 1, 1993. All Contracts described in this Section and not on the Disclosure Schedule shall be terminated as of the Closing.

         3.25 BANK ACCOUNTS. Schedule 3.25 of the Disclosure Schedule contains a list of all bank accounts, lock boxes, post office boxes and safe deposit boxes maintained in the name of or controlled by Rockshox and the names of the persons having access thereto.

         3.26 COMPENSATION. Schedule 3.26 of the Disclosure Schedule lists the current job title and total remuneration (including, without limitation, salary, commissions and bonuses) for each Shareholder and for each officer, director, employee or consultant of Rockshox who received total remuneration in excess of $50,000 from Rockshox during any of the past three fiscal years or who is expected to receive total remuneration in excess of such amount during the current fiscal year.

         3.27 OTHER EVENTS. To the Shareholders' actual knowledge, since January 1, 1994, except as disclosed on Schedule 3.27 of the Disclosure Schedule or otherwise on the Disclosure Schedule, there has not been any (i) event which is reasonably likely to have a material adverse effect on the business and operations of Rockshox in particular and not on the bicycle suspension fork industry generally or (ii) legislation relating to Rockshox or the bicycle industry generally pending or threatened in any state, country or other Governmental Entity which is reasonably likely to have a material adverse effect on the business and operations of Rockshox.

         3.28 ABSENCE OF CERTAIN BUSINESS PRACTICES. No Shareholder nor any person or entity acting on direction of a Shareholder or, to the Shareholders' Knowledge, any employee of Rockshox has received, directly or indirectly any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature and type, from any person with whom Rockshox has done business directly or indirectly in a manner which would subject Rockshox to damage or penalty for violations of law. No Shareholder nor any person or entity acting on direction of a Shareholder or, to the Shareholders' Knowledge, any employee of Rockshox has given or agreed to give, directly or indirectly, any gift or similar benefit to any person in a manner which would subject Rockshox to damage or penalty for violations of law.

         3.29 DISCLOSURE. No representation or warranty made by the Shareholders in this Agreement or in any of the Transaction Documents in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

         The Shareholders, jointly and severally represent and warrant to Holdings and Company that:

         4.1 POWER, AUTHORIZATION AND VALIDITY.

         (a) The Shareholders have the full right, power, legal capacity and authority to enter into and perform their obligations under this Agreement.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other consent, approval or authorization from any other third party on the part of the Shareholders is required in connection with the Shareholders' execution or delivery of this Agreement or the consummation by the Shareholders of the transactions contemplated by this Agreement.

         (c) This Agreement constitutes a valid and binding obligation of the Shareholders enforceable in accordance with its terms.

         4.2 TITLE TO SECURITIES. The Shareholders own of record and beneficially the number of shares of Rockshox Common Stock set forth opposite their respective names on Schedule 4.2 of the Disclosure Schedule. The Shareholders own all right, title and interest in and to the shares set forth opposite their respective names on Schedule 4.2 of the Disclosure Schedule free and clear of all Encumbrances other than restrictions on transfer arising out of federal and state securities laws.

         4.3 ABSENCE OF VIOLATIONS OR CONFLICTS. The execution and delivery by the Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated by this Agreement do not and will not with the passing of time or giving of notice or both (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, or result in the creation or imposition of any lien upon any properties or assets of Rockshox, under (x) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which a Shareholder is a party or to which a Shareholder or a Shareholder's properties or assets are subject, bound or affected, (y) any judgment, decree or order of any Governmental Entity to or by which a Shareholder or a Shareholder's properties or assets are subject, bound or affected, or (z) any applicable law; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of a Shareholder that would result in any lien or other claim upon the properties or assets of Rockshox.

         4.4 LITIGATION. There is no action, proceeding, claim or investigation pending with respect to which a Shareholder has been served or, to the Shareholders' Knowledge, threatened against a Shareholder or pending but with respect to which a Shareholder has not been served, relating to a Shareholder's ownership of Rockshox Common Stock.

         4.5 NO BROKERS. No Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated by this Agreement.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND COMPANY.

         Holdings and Company represent and warrant to the Shareholders that:

         5.1 POWER, AUTHORIZATION AND VALIDITY.

         (a) Holdings and Company have the right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by, the Transaction Documents, the Notes and the Preferred Stock and to perform their obligations under each of them. The execution and delivery of, and the consummation of the transactions contemplated by, each of the Transaction Documents, the Notes and the Preferred Stock has been duly and validly approved and authorized by Holdings or Company, respectively.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Holdings or Company in connection with the execution and delivery of, and the consummation by them of the transactions contemplated by, any of the Transaction Documents, the Notes and the Preferred Stock. Neither Holdings, Company nor any "Ultimate Parent Entity" (as defined in 16 C.F.R. Section 801.1(a) (1988)) of Holdings or Company immediately prior to the transactions contemplated hereunder is a person that has total assets or annual net sales of $100,000,000 or more within the meaning of 15 U.S.C. Section 18a.

         (c) Each of the Transaction Documents, the Notes and the Preferred Stock has been, or upon its execution and delivery or issuance by Holdings or Company will have been, duly executed and delivered by them and constitutes or will constitute upon their execution and delivery or issuance, a valid and binding obligation of Holdings or Company, enforceable in accordance with its terms.

         5.2 CAPITALIZATION. The authorized capital stock of Company consists of 10,000 shares of common stock, 1,000 of which are issued and outstanding.
All such issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable. The authorized capital stock of Holdings consists of (i) 100,000 shares of common stock, 100 shares of which are issued and outstanding as of the date of this Agreement; and (ii) 5,132 shares of Senior Preferred Stock and 4,000 shares of Preferred Stock, none of which are outstanding. All such issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable.

         5.3 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of the Transaction Documents, the Notes and the Preferred Stock nor the consummation of the transactions contemplated thereby will conflict with, or result in a breach or violation of, any provision of any instrument or contract to which Holdings or Company is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Holdings or Company.

         5.4 NO BROKERS. Except as disclosed on EXHIBIT I, neither Holdings nor Company is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated by this Agreement.

         5.5 LIMITATION OF WARRANTIES. In making their decision to enter into this Agreement and the other Transaction Documents, and to issue the Notes and the Preferred Stock and to consummate the transactions contemplated thereby, neither Holdings nor Company have relied upon any representation, warranty, statement, advice, document, projection or other information of any type provided by Rockshox or the Shareholders or its or their directors, officers, employees or agents (whether during Holdings' or Company's due diligence or otherwise) other than the representations, warranties, covenants and other agreements of the Shareholders expressly set forth in this Agreement (including schedules relating thereto) and in Article 5 of the Stockholders Agreement. Holdings and Company acknowledge and agree that, except for the representations, warranties, covenants and other agreements of the Shareholders expressly set forth in this Agreement (including the schedules relating thereto) and in Article 5 of the Stockholders Agreement, neither Rockshox, the Shareholders nor any of its or their directors, officers, employees or agents has made, or is making any representation or warranty, written or oral, to Holdings or Company concerning Rockshox or the Shareholders or its or their business, financial statements, financial condition or prospects or any other matter whatsoever. Notwithstanding this Section 5.5, no disclaimer of reliance in this Agreement shall be construed to be a waiver by Holdings or Company of (i) common law fraud on the part of any Shareholder or (ii) the right to assert a claim for common law fraud.

         5.6 INVESTMENT REPRESENTATIONS.

         (a) Holdings and Company are acquiring the Rockshox Common Stock for investment, for their own account and not with a view to or for sale in connection with any distribution thereof or with any intention of disposing of the same or any interest therein.

         (b) Holdings' and Company's purchase of the Rockshox Common Stock has not been accompanied by the publication of any advertisement, or any form of general solicitation.

         (c) Holdings and Company understand that the Rockshox Common Stock must be held INDEFINITELY unless subsequently registered under the Securities Act of 1933 (the "Act") and qualified under applicable state securities laws or unless an exemption from such registration and qualification is applicable to any subsequent transfer. Holdings and Company hereby agree that the Rockshox Common Stock will not be sold without registration under the Act and qualification under applicable state securities laws or exemption therefrom.

         (d) The sole director of each of Holdings and Company (i) has had substantial investment experience; and (ii) has such knowledge and experience in financial and business matters that he is capable of undertaking the risks inherent in the proposed acquisition of the Rockshox Common Stock.

         5.7 LOCATION. The principal office of Holdings is located in the State of New York.

         SECTION 6. COVENANTS REGARDING ROCKSHOX.

         The Shareholders jointly and severally covenant to and agree with Holdings and Company as follows:

         6.1 CONDUCT OF BUSINESS. During the period on and from the date of this Agreement to the Closing, Rockshox will operate its business in a manner substantially similar to the way it has been operated since January 1, 1993. Rockshox will not without the prior written consent of Holdings:

         (a) borrow any money, other than trade debt in the ordinary course of business consistent with past practice;

         (b) incur any liability other than in the ordinary course of its business consistent with past practices or in connection with the performance or consummation of this Agreement;

         (c) encumber or permit to be encumbered any of its assets, except for liens of current taxes not yet due and payable and liens imposed by law, such as materialmen's, mechanics', workers', repairmen's, vendors' and warehousemen's liens;

         (d) dispose of any of its properties or assets, except inventory in the ordinary course of its business consistent with past practices or equipment that is obsolete or fails to function properly;

         (e) enter into any lease or contract for the purchase of any property, real or personal, except in the ordinary course of its business consistent with past practices;

         (f) fail to maintain its equipment and other assets according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

         (g) pay any bonus, increased salary, or special remuneration to any director, officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts paid to non-shareholder employees not in excess of normal payments made on a regular basis or amounts paid to shareholder employees in respect of loans made by them to Rockshox as reflected on the Current Audit);

         (h) pay total compensation to Paul Turner or Steve Simons at an annualized rate in excess of $250,000 per year or to Debra Simons at an annualized rate in excess of $100,000 per year;

         (i) change accounting methods;

         (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, profits or otherwise, or redeem or otherwise acquire any of its capital stock;

         (k) amend or terminate any Contract listed in Schedule 3.10 of the Disclosure Schedule or permit to lapse or expire any insurance policy;

         (l) loan any money to any person or entity, except for trade credit or employee advances in the ordinary course of business consistent with past practices, or enter into any obligation as a guarantor or surety for any obligation;

         (m) waive or release any right or claim, in excess of $50,000;

         (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or enter into any agreement which results in, or would result in, any person or entity receiving economic benefits that are substantially similar to owning shares of Rockshox Common Stock;

         (o) split or combine the outstanding shares of any class or series of its capital stock or enter into any recapitalization affecting the number of outstanding shares of any class or series of its capital stock or affecting any other of its securities;

         (p) merge, consolidate or reorganize with any entity;

         (q) amend its Articles of Incorporation or Bylaws; or

         (r) agree to do any of the things described in the preceding clauses of this Section 6.1.

         6.2 ACCESS TO INFORMATION. Until the Closing, Rockshox will allow Holdings and Company and their agents free access upon reasonable notice and during normal working hours to its files, books, records, and officers, including, without limitation, any and all information relating to Taxes, commitments, Contracts, Proprietary Rights, personal property and financial condition. Until the Closing, Rockshox shall cause its accountants to cooperate with Holdings and Company and their agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to Rockshox in the possession, custody or control of such accountants.

         6.3 REGULATORY APPROVALS. Prior to the Closing, Rockshox will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that Holdings and Company may reasonably request, in connection with the consummation of the transactions contemplated by the Transaction Documents. Rockshox will use its best efforts to obtain or, as applicable, to assist Holdings and Company in obtaining all such authorizations, approvals and consents.

         6.4 SATISFACTION OF CONDITIONS PRECEDENT. Rockshox will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 12.1 and 12.3, and Rockshox will use its best efforts to cause the transactions contemplated by the Transaction Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

         SECTION 7. COVENANTS OF SHAREHOLDERS.

         The Shareholders jointly and severally covenant to and agree with Holdings and Company as follows:

         7.1 REGULATORY APPROVALS. Prior to the Closing, the Shareholders will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that Holdings and Company may reasonably request, in connection with the consummation of the transfer of the Shares. The Shareholders will use their best efforts to obtain or, as applicable, to assist in obtaining all such authorizations, approvals and consents.

         7.2 SATISFACTION OF CONDITIONS PRECEDENT. The Shareholders will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 12.1 and 12.3, and will use their best efforts to cause the transactions contemplated by the Transaction Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on their part in order to effect the transactions contemplated by this Agreement.

         7.3 DISPOSITION OF SECURITIES; SOLICITATION; VOTING; ETC. From and after the date of this Agreement until the Closing, and unless this Agreement is terminated in accordance with Section 13, the Shareholders shall not:

         (a) transfer, sell or assign to any person or entity, or agree in any manner to transfer, sell or assign to any person or entity, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to, any Shares currently or hereafter owned or controlled by the Shareholders without the prior written consent of Holdings;

         (b) solicit or enter into any agreement or arrangement with any person or entity with respect to any transfer, sale or assignment of any Rockshox Common Stock, except transfers, sales or assignments specifically contemplated by this Agreement; and

         (c) vote the Shares currently or hereafter owned or controlled by the Shareholders in favor of any merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Rockshox in any case, at any meeting of shareholders of Rockshox called therefor or at any adjournment or postponement of such meeting reconvened after adjournment or postponement (or in connection with any written consent in lieu of a meeting relating to any such transaction).

         7.4 OTHER NEGOTIATIONS. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement pursuant to Section 13), no Shareholder will, directly or indirectly, through any agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group other than Holdings and Company regarding any Acquisition Proposal. If an Acquisition Proposal is received by, or such information is requested from, a Shareholder, the Shareholder shall promptly notify Holdings and Company of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

         7.5 TITLE TO SHARES. If the condition referenced in Section 12.1(f) is satisfied, as evidenced by a certificate referenced in Section 12.3(b), the Shares shall be, at Closing, owned by the Shareholders free and clear of all Encumbrances other than restrictions on transfer arising out of federal and state securities laws.

         SECTION 8. COVENANTS OF HOLDINGS AND COMPANY.

         Holdings and Company covenant to and agree with the Shareholders as follows:

         8.1 REGULATORY APPROVALS. Prior to the Closing, Holdings and Company will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that the Shareholders may reasonably request, in connection with the consummation of the transactions contemplated by the Transaction Documents. Holdings and Company will use their best effort to obtain, or, as applicable, to assist the Shareholders in obtaining all such authorizations, approvals and consents.

         8.2 SATISFACTION OF CONDITIONS PRECEDENT. Holdings and Company will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 12.1 and 12.2, and Holdings and Company will use their best efforts to cause the transactions contemplated by the Transaction Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

         8.3 SENIOR NOTES/SENIOR PREFERRED STOCK. At or prior to the Closing, Holdings shall cause the Senior Notes and the Senior Preferred Stock to be issued pursuant to the terms and conditions as set forth in EXHIBIT F. At the time of the Closing, no more than $11,000,000 in principal amount of the Senior Notes shall be outstanding and no more than $3,000,000 in Senior Preferred Stock shall be issued and outstanding; and all of the Senior Notes, the Senior Preferred Stock and the shares of common stock of Holdings, other than the Holdings Common Stock, shall be owned by The Jordan Company or its Affiliates.

         8.4 ADDITIONAL DEBT/EQUITY. At or prior to the Closing, except for the Consideration, the debt referenced in Section 8.3 and the Bank Financing, Holdings and Company shall not authorize the issuance of or issue any stock or debt.

         8.5 SUBSIDIARY. Immediately after the Closing, Company shall become a wholly owned subsidiary of Holdings.

         8.6 EMPLOYEE BONUSES. Immediately after the Closing, Company shall pay to the employees designated by the Shareholders bonuses in amounts determined by the Shareholders, in an aggregate amount of $600,000.

         SECTION 9. MUTUAL COVENANTS.

         Holdings, Company and the Shareholders covenant and agree as follows:

         9.1 PUBLICITY. Until Closing, none of Rockshox, the Shareholders, Holdings nor Company nor any Affiliates of the forgoing nor The Jordan Company or any of its Affiliates shall issue any press release or other public announcement or communication (except communications necessary to syndicate the Bank Financing) regarding the transactions contemplated by this Agreement without the prior written approval of the other parties to this Agreement as to the content, which approval shall not be unreasonably withheld; provided that this Section 9.1 shall not be deemed to prohibit any disclosure which, in the opinion of counsel for the disclosing party, is required by any applicable law or by any Governmental Entity.

         9.2 SECURITIES LAW MATTERS. Holdings shall prepare and file with appropriate state securities or "Blue Sky" authorities all applications for qualification or approval (or notices required to perfect exemptions from such compliance) as may be required in connection with the Acquisition. The Shareholders shall use their respective best efforts to assist Holdings as may be necessary to comply with all appropriate state securities or Blue Sky laws which may be applicable in connection with the Acquisition.

         9.3 EMPLOYMENT MATTERS. At Closing, Holdings will execute with each of the Continuing Shareholders their respective Employment Agreements.

         9.4 STOCKHOLDERS AGREEMENT. At the Closing, Holdings and each of the stockholders of Holdings will enter into the Stockholders Agreement.

         9.5 AGREEMENTS NOT TO COMPETE. At the Closing, Holdings and each of the Shareholders will enter into an Agreement Not To Compete.

         SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The representations, warranties, and covenants made in this Agreement will survive the Closing Date and any investigation or inquiry made by either party. However, any claim under Section 14 must be brought within the following periods, and once brought, shall survive any applicable statute of limitations:

         (a) without limitation as to time with respect to (i) the representations and warranties of the Shareholders in Section 3.2 and
Section 4; (ii) common law fraud; (iii) the indemnity obligations of Shareholders to indemnify Holdings, Company and Rockshox for Buyer Losses set forth in Section 14.1(ii) of this Agreement; (iv) the covenants of the Shareholders in Sections 7.5 and 14.10 of this Agreement; and (v) the representations and warranties of Holdings and Company in Section 5;

         (b) within 90 days after the expiration of the applicable statute of limitations with respect to the representations and warranties made in
Section 3.7 and the indemnity set forth in Section 14.8; and

         (c) within a period of 18 months after the Closing (the "Indemnity Period") with respect to all representations, warranties and covenants of the Shareholders, Holdings and Company not specified in clauses (a) and (b) of this Section 10.

         SECTION 11. THE CLOSING.

         (a) At the Closing, each party shall deliver to the others all documents, certificates, schedules, agreements and instruments required by this Agreement to be delivered at such time.

         (b) At the Closing, Holdings and Company shall deliver to the Shareholders the Consideration, as provided in Section 2.2 to accounts designated by each Shareholder, in exchange for certificates representing all of the Shares duly endorsed or with assignments separate from certificates for transfer to Holdings or Company as set forth on EXHIBIT J.

         (c) From time to time after the Closing, at Holdings' or Company's request and without further consideration from Holdings or Company, each Shareholder shall execute and deliver such other instruments of conveyance and transfer and take such other action as Holdings or Company reasonably may require to convey, transfer to and vest in Holdings and Company, and to put Holdings and Company in possession of the Shares.

         SECTION 12. CONDITIONS TO CLOSING.

         12.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) no order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the consummation of the Acquisition;

         (b) there shall be no litigation pending or threatened by any Governmental Entity in which (i) an injunction is sought against the transactions contemplated by the Transaction Documents, or (ii) relief is sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Shareholders or the Board of Directors of Holdings (relying on the advice of their respective legal counsel), such regulatory body has the probability of prevailing and such relief would have a material adverse effect upon such party;

         (c) any and all consents from third parties to that certain lease of real property entered into between Rockshox and Charcot Center Joint Venture, a California general partnership dated May 1, 1994, as amended, shall have been obtained;

         (d) all authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained;

         (e) Company shall have obtained the Bank Financing; and

         (f) prior to Closing, Christine Feeter shall have transferred all of the shares of Rockshox Common Stock held of record by her to Paul Turner.

         12.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to effect the transactions to be performed by them at the Closing are, at the option of the Shareholders, subject to the satisfaction at or prior to the Closing of the following additional conditions:

         (a) all of the representations and warranties of Holdings and Company set forth in Section 5 shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Holdings and Company shall have delivered to the Shareholders certificates to such effect dated the Closing Date and signed by their respective corporate officers;

         (b) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Holdings and Company at or prior to the Closing shall have been duly complied with and performed in all material respects, and Holdings and Company shall have delivered to the Shareholders certificates to such effect dated the Closing Date and signed by their respective corporate officers;

         (c) the Shareholders shall have received from counsel for Holdings and Company, an opinion, dated the Closing Date and substantially in the form of EXHIBIT K;

         (d) Holdings shall have executed and delivered the Employment Agreements, the Agreements Not to Compete and the Stockholders Agreement; and

         12.3 CONDITIONS TO OBLIGATIONS OF HOLDINGS AND COMPANY. The obligations of Holdings and Company to effect the transactions to be performed by them at Closing are, at the option of Holdings and Company, subject to the satisfaction at or prior to the Closing of the following additional conditions:

         (a) all the representations and warranties of the Shareholders set forth in Sections 3 and 4 shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and the Shareholders shall have delivered to Holdings a certificate to such effect dated the Closing Date and signed by the Shareholders;

         (b) all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Shareholders at or prior to the Closing Date have been duly complied with and performed in all material respects, and the Shareholders shall have delivered to Holdings and Company a certificate to such effect dated the Closing Date and signed by the Shareholders;

         (c) Holdings and Company shall have received from McCutchen, Doyle, Brown & Enersen, counsel for Rockshox, an opinion dated the Closing Date and substantially in the form of EXHIBIT L;

         (d) each of the Continuing Shareholders shall have executed and delivered his respective Employment Agreement;

         (e) each of the Shareholders shall have executed and delivered the Stockholders Agreement and his or her respective Agreement Not to Compete;

         (f) all of the directors shall have resigned as directors of Rockshox effective as of the Closing; and

         (g) each of the Shareholders shall have executed and delivered to Holdings and Company a certificate in the form of EXHIBIT M attached, with respect to Section 1445 of the Code.

         SECTION 13. TERMINATION OF AGREEMENT.

         13.1 TERMINATION BY HOLDINGS. This Agreement may be terminated at any time before the Closing by Holdings and Company upon written notice to the Shareholders, specifying the basis for such termination, if (i) any Shareholder shall have breached in any material respect any of his or her respective covenants or agreements contained in this Agreement and shall not have cured such breach within 15 days after notice to the breaching party from Holdings or Company, or (ii) through no breach of this Agreement by Holdings or Company, the Closing shall not have occurred on or before March 31, 1995, or (iii) a condition to the obligations of Holdings or Company shall not have been satisfied at the Closing.

         13.2 TERMINATION BY THE SHAREHOLDERS. This Agreement may be terminated at any time before the Closing by the delivery by all the Shareholders of written notice to Holdings and Company, specifying the basis for such termination, if (i) Holdings or Company shall have breached in any material respect any of their respective covenants or agreements contained in this Agreement and shall not have cured such breach within 15 days after notice thereof to the breaching party from the Shareholders, or (ii) through no breach of this Agreement by any of the Shareholders, the Closing shall not have occurred on or before March 31, 1995, or (iii) a condition to the obligations of the Shareholders shall not have been satisfied at the Closing.

         13.3 MUTUAL CONSENT. This Agreement may be terminated, and the Acquisition abandoned, at any time before the Closing, by the mutual consent of Holdings, Company and the Shareholders.

         13.4 EFFECT OF TERMINATION. Upon any permitted termination of this Agreement pursuant to the provisions of this Section 13, all parties shall be relieved of all further obligations under this Agreement, except for the provisions of Section 15.7 regarding the payment of expenses.

         SECTION 14. INDEMNIFICATION.

         14.1 INDEMNITIES OF SHAREHOLDERS. The Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Holdings, Company and Rockshox against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable accounting, attorneys' and other professional fees, that Holdings, Company or Rockshox shall incur or suffer which arise, result from, or relate to

         (i) any breach of, or failure by the Shareholders to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule or certificate, exhibit or instrument of transfer furnished or to be furnished by the Shareholders in connection with the execution or Closing of this Agreement; or

         (ii) any claim by any current or former shareholder of Rockshox against Rockshox, Company or Holdings relating to any acts or omissions occurring on or prior to the Closing Date except claims for indemnification made by a current or former shareholder of Rockshox as an employee, director, officer or agent of Rockshox which meets all of the following three conditions:

              (1) the claim results from an action initiated by a person other than a shareholder of Rockshox;

              (2) the shareholder would be entitled to indemnification under the charter documents of Rockshox; and

              (3) the claim would not otherwise provide Rockshox, Holdings or Company with a basis for indemnification under clause (i) of this
Section 14.1.

Any claim by Holdings, Company or Rockshox under this Section 14.1 shall be referred to as a "Buyer Loss".

         14.2 ADDITIONAL BUYER LOSSES. Notwithstanding anything to the contrary in this Agreement, and in addition to any claims by Holdings, Company or Rockshox for a Buyer Loss under Section 14.1, a Buyer Loss shall be deemed to include:

         (i) Voluntary or involuntary recalls of products by Rockshox or Company during the Indemnity Period to the extent and only to the extent that the aggregate costs to Rockshox or Company exceeds $250,000;

         (ii) Product warranty claims received during the Indemnity Period relating to products manufactured before the Closing to the extent and only to the extent that the aggregate cost of parts to Rockshox or Company exceeds 0.5% of gross sales during the Indemnity Period; and

         (iii) Claims by employees and former employees of Rockshox made during the Indemnity Period relating to events that occurred before the Closing to the extent and only to the extent that the aggregate cost to Rockshox or Company exceeds $100,000.

         14.3 LIMITATIONS ON LIABILITY. Notwithstanding any other provision of this Agreement (except the third sentence of this Section 14.3), the Shareholders shall not be liable to Holdings, Company or Rockshox unless and until the aggregate amount of all Buyer Losses exceeds $625,000. If and when the aggregate amount of all Buyer Losses exceeds $625,000, the Shareholders shall be liable only for the amount of Buyer Losses which exceed $312,500. The limitation in the previous two sentences shall not apply as to claims with respect to Sections 3.2, 3.7, 3.16, 4, 6, 7.5, 14.1(ii) or 14.8 or
claims based on common law fraud or any fees in excess of the amount referenced in Section 15.7. In addition to any other remedy existing at law or in equity, Holdings and Company shall be entitled, but shall not be obligated, to offset any claim under this Section 14 which has been mutually resolved between the parties or which has been adjudicated to a final decision, and the period for appeals, if any, has passed, against any obligation of Holdings or Company to the Shareholders now or hereafter existing including, without limitation, payments of principal or interest due on the Notes and payments of dividends or redemption payments on the Preferred Stock. Neither Holdings nor Company shall have any right of offset except as provided in this Section. The parties agree that the amount of $113,000 for certain obsolete inventory referenced in Schedule 3.8.12 of the Disclosure Schedule, and any costs incurred by the Company as a result of the failure of Rockshox to file Forms 5500 in 1992 and 1993 with respect to medical and life insurance plans, shall be deemed to be Buyer Losses and applied against the $625,000.

         14.4 INDEMNITIES OF HOLDINGS AND COMPANY. Holdings and Company, jointly and severally, shall indemnify, defend, and hold harmless the Shareholders against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that the Shareholders shall incur or suffer which arise, result from, or relate to (i) any breach of, or failure by Holdings or Company to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or instrument furnished or to be furnished by Holdings or Company under this Agreement; or (ii) any personal guarantee by any Shareholder for obligations or liabilities of Rockshox which were incurred by Rockshox in the ordinary course of business and for which Rockshox received equivalent value (individually, a "Seller Loss"). The Shareholders shall, within sixty days after the Closing, deliver to Holdings all of the personal guarantees referenced in clause (ii) of this
Section 14.4. Upon the expiration of such sixty day period, the indemnification in clause (ii) of this section 14.4 shall apply only to those personal guarantees delivered by the Shareholders.

         14.5 CLAIMS FOR INDEMNIFICATION. The party seeking indemnification (the "Indemnified Party") shall give each party from whom indemnification is sought under this Section 14, excluding Section 14.8 (each an "Indemnifying Party"), a written notice ("Notice of Claim") within 60 days following the discovery of any Buyer Loss or Seller Loss; PROVIDED, HOWEVER, that the failure of an Indemnified Party to give such notification shall not relieve an Indemnifying Party of its indemnity obligations hereunder unless and to the extent that such failure in fact materially prejudiced the defense of any such claim. A Notice of Claim shall be delivered to each Indemnifying Party. In the event a claim for a Buyer Loss or a Seller Loss is pending or threatened or the Indemnified Party has a reasonable belief that there is a valid basis for such a claim, the Indemnified Party shall give written notice (a "Notice of Possible Claim") of such claim to each Indemnifying Party within 60 days of discovery of the basis for such claim, regardless of whether a Buyer Loss or Seller Loss has arisen from such claim. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

         14.6 DEFENSE. In the event that a claim for indemnification under this Agreement is based upon a claim by a third party asserted against an Indemnified Party or Parties, the Indemnifying Party or Parties shall be entitled to control the defense thereof and to settle any such action on such terms as it or they shall see fit so long as the Indemnified Party or Parties shall be released from any liability by reason of such settlement; PROVIDED, HOWEVER, that the Indemnified Party or Parties shall have the right to participate in the defense of such action at its own expense and may elect to control the defense of any claim or action which seeks remedies other than money damages or where such action could, if determined adversely, reasonably be expected to result in a material adverse effect on such Indemnified Party or Parties. In the case where the Indemnified Party or Parties elect to control the defense, the Indemnifying Party shall have the right to approve counsel selected by the Indemnified Party and to meet periodically with such counsel. The approval of counsel shall not be unreasonably withheld by the Indemnifying Party provided that it shall not be unreasonable for the Indemnifying Party to withhold approval because competent counsel can be obtained at lower rates or with a reasonable strategy which is reasonably anticipated to result in a lower cost. In addition, the Indemnifying Party or Parties shall have the right to participate in the defense of such action at its own expense. The Indemnifying Party or Parties shall receive full cooperation and access to all relevant and non-privileged records of the Indemnified Party or Parties entitled to indemnification.

         14.7 LIMITATION ON DAMAGES. Notwithstanding anything contained in this Agreement to the contrary, the aggregate amount of Buyer Losses shall not exceed $22 million, except for Buyer Losses incurred as a result of a misrepresentation or breach of Sections 4 or 7 or 3.2, which shall not exceed the aggregate of $55,450,000 (in the case of the Notes and the Preferred Stock, in the same form or tender received by the Shareholders, but without requiring Holdings, Company, or Rockshox to collect against any non-cash amounts first).

         14.8 TAXES.

         (a) The Shareholders shall be liable and shall indemnify Rockshox, Holdings or Company jointly and severally for all Taxes of Rockshox for taxable periods ending on or before December 31, 1994.

         (b) All Taxes attributable to the operations of Rockshox for periods ending after December 31, 1994 shall be borne by Rockshox. Any refunds or credits in respect of Taxes for any period shall be the property of, and for the benefit of, Rockshox, Holdings or Company, as the case may be.

         (c) Any refunds, resulting from the carry back of losses or credits incurred in taxable periods ending after December 31, 1994 to periods ended on or before December 31, 1994 shall be the property of Rockshox, Holdings or Company and shall not be for the benefit of Shareholders.

         (d) (i) The Shareholders shall be responsible for causing Rockshox, at Rockshox's expense, to prepare and file, prior to the Closing Date, all Tax returns and reports of Rockshox for periods ending on or before December 31, 1994, which returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and reports and in a manner consistent with prior practice with respect to the treatment of specific items on the returns or reports; provided, however, that if the treatment of any item on any such return or report has not been provided by prior practice, the Shareholders shall cause Rockshox to report such items in a manner that would result in the least amount of Tax liability to Rockshox and Holdings for periods ending after December 31, 1994; provided, further, that such treatment shall be supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i).

             (ii) Holdings shall be, or shall cause Rockshox to be, responsible for preparing and filing all Tax returns and reports of Rockshox for periods ending after December 31, 1994, which returns and reports shall be prepared and filed timely and, to the extent they affect the Tax liability of Rockshox for periods ending on or prior to December 31, 1994, and for the purpose of determining the Shareholders' liability hereunder, on a basis consistent with existing procedures for preparing such returns and reports and in a manner consistent with prior practice with respect to the treatment of specific items on the returns or reports unless such treatment is not supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i); provided, however, that if the treatment of any item on any such return or report has not been provided by prior practice, Rockshox shall report such items in a manner that would result in the least amount of Tax liability to Rockshox and Holdings for periods after December 31, 1994, unless such treatment is not supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i).

             (iii) In the event the Shareholders are liable as provided in
Section 14.8(a) hereof for Taxes due in connection with the returns described in this paragraph (d), the Shareholders shall pay the amount of such liability to Rockshox or Holdings, as the case may be, immediately upon request or upon the filing of such returns, whichever is later.

         (e) Each of Holdings, Company, Rockshox and Shareholders will provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return or report, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Section 14.8, and each will retain and provide the others upon reasonable request with any records or information that may be relevant to any such Tax return or report, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax returns or reports and supporting work schedules. Rockshox hereby agrees that it will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax returns and reports for periods ending on or before December 31, 1994, supporting work schedules and other records or information which may be relevant to such Tax returns and reports. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing such assistance.

         (f) (i) Except as provided below, if in connection with any examination, investigation, audit or other proceeding in respect of any Tax return covering the operations of Rockshox through December 31, 1994, any Governmental Entity issues to Rockshox a notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the tax period covered by such return, Rockshox shall notify Shareholders of its receipt of such communication from the Governmental Entity within fifteen (15) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of Rockshox in the performance of the foregoing shall reduce or otherwise affect the obligations of Shareholders pursuant to this
Section 14.8, except to the extent that such failure or delay shall have adversely affected Shareholders' ability to defend against, settle or satisfy any liability or claim for Taxes that Shareholders are obligated to pay under this Section 14.8.

            (ii) Shareholders shall be entitled to control and conduct at their expense, any audits, examinations or proceedings or portions thereof
(a "Tax Contest") relating to taxable periods ending on or before December 31, 1994; PROVIDED, HOWEVER, that the Shareholders shall not be entitled to control such a Tax Contest if Rockshox reasonably determines that the Shareholders would be financially unable to pay the potential liability for Taxes related to such Tax Contest. With respect to a Tax Contest which a party is entitled to control under this Section 14.8, such party shall have the right to determine, in its sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent Rockshox in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest. Rockshox will deliver to Shareholders any power of attorney required to allow them and their counsel to represent Rockshox in connection with the Tax Contest controlled by Shareholders under this Section 14.8.

            (iii) Notwithstanding any other provision of this Agreement, any contest or settlement by Shareholders and/or Rockshox of any issue raised in an official inquiry, examination or proceeding that could result in an official determination with respect to Taxes of Rockshox due or payable that relate to a taxable period ending on or before December 31, 1994, that could have an adverse effect on Rockshox's liability for any Taxes accruing after December 31, 1994, shall be conducted jointly by Shareholders and Rockshox, and a settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consent of Shareholders and Rockshox, which consent shall not be unreasonably withheld.

         (g) If there is an adjustment to any return or report of Taxes for Rockshox which creates a deficiency in any Taxes for which Shareholders are liable under the provisions of Section 14.8(a) or if the Shareholders shall receive a refund with respect to Taxes that is for the benefit of Holdings or Rockshox under the provisions of Sections 14.8(b) and (c) hereof, Shareholders shall pay to Holdings, Company or Rockshox, as the case may be, the amount of such deficiency in Taxes or refunds (including any interest actually received on such refunds). No liability of Shareholders under this
Section 14.8(g) shall be payable until the occurrence of any action by any Tax authority

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

that is final or, if not final, is acquiesced in by Shareholders during the course of any audit or any proceeding relating to Taxes. All payments required to be made by Shareholders pursuant to this Section 14.8(g) shall be made within ten (10) days of the occurrence of the event described in the immediately preceding sentence or within three (3) days of the receipt of the refund, as the case may be. Notwithstanding any other provision of this Agreement, if Holdings or Rockshox elects to file amended Tax returns for Rockshox for any taxable period ending on or before December 31, 1994, Shareholders shall have no liability for any increase or deficiency in Taxes that results from the amended positions taken on such amended Tax returns unless (i) Holdings or Rockshox is required, under the Code or regulations promulgated thereunder, to file such amended Tax returns, or (ii) Shareholders have consented to the filing of such amended Tax returns, which consent may be withheld by Shareholders in their absolute discretion.

         (h) To the extent of any inconsistency between this Section 14.8 and the provisions of Sections 14.1 through 14.7, this Section 14.8 shall control.

         14.9 TRANSFER TAXES. All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the transfer of the shares of Rockshox shall be paid by the Shareholders.

         14.10 LEASE INDEMNITY. Notwithstanding Sections 14.1 through 14.3, the Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Holdings, Company and Rockshox against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable accounting, attorneys' and other professional fees, that Holdings, Company or Rockshox shall incur or suffer which arise, result from, or relate to the effect of the handwritten sentence below Section 35.3 of that certain Lease dated February 4, 1993, by and between Kent and Lynn
Evans and Rockshox for property at 2584 Leghorn Street, Mountain View, California (the "Evans Lease") which handwritten sentence reads as follow:
"Lessee has knowledge of existing contamination on the existing property". This Section 14.10 shall be effective notwithstanding the listing of the Evans Lease on the Disclosure Schedule.

         SECTION 15. MISCELLANEOUS.

         15.1 SPECIFIC PERFORMANCE. The parties agree that if any party hereto does not perform the obligations required to be performed by such party at the Closing, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties perform such obligation(s). In an action for specific performance by any party hereto against any other party, the other party shall not plead adequacy of damages at law.

         15.2 GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. The parties agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties may be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party agrees that such courts shall have in personam jurisdiction with respect to such party, and such party by this Agreement submits to the non-exclusive in personam jurisdiction of such courts.


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

         15.3 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that Holdings, the Company and Rockshox may assign to the party providing the Bank Financing its rights to payment under Section 14 of this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

         15.4 SEVERABILITY. If any provision of this Agreement, or the application of this Agreement, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

         15.5 INTEGRATION. This Agreement sets forth the entire understanding of the parties relating to the transactions it contemplates, and supersedes all prior understandings relating to them, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

         15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         15.7 EXPENSES. The parties shall each initially pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated in this Agreement. In the event that the Closing does not occur, any governmental filing fees incurred by the parties shall be paid by Holdings and the parties shall each bear their own legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses. In the event that the Closing occurs, all legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by the Shareholders, Rockshox, Holdings and Company incident to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated in this Agreement shall be borne by Holdings. If the aggregate amount of fees and expenses and other out-of-pocket expenses incurred by Rockshox and the Shareholders incident to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated by this Agreement exceeds an aggregate of $1,200,000, the excess shall be borne by the Shareholders in such proportion as they shall agree and shall not become obligations of Rockshox, Holdings or Company.

         15.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

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

         15.9 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier for next day delivery, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

The Shareholders:        To the addresses set forth under their
                         respective signatures.

with a copy to:          McCutchen, Doyle, Brown & Enersen
                         1331 North California Boulevard
                         P.O. Box V
                         Walnut Creek, California 94596
                         Facsimile: (510) 937-5390
                         Attention: Sandra A. Golze, Esq.

with a copy to:          Holme, Roberts & Owen
                         1700 Lincoln Street
                         Denver, CO 80203
                         Facsimile: 303 866-0200
                         Attention: Steve Cohen

Holdings and Company:    RSx Holdings, Inc.
                         9 West 57th Street, Suite 4000
                         New York, NY 10019
                         Facsimile: (212) 755-5263
                         Attention: Adam E. Max

with a copy to:          Smith, Gill, Fisher & Butts, P.C.
                         1200 Main Street, Suite 3500
                         Kansas City, MO 64105
                         Facsimile: (816) 391-7600
                         Attention: Morris K. Withers, Esq.


         Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section 15.9.

         15.10 CONSTRUCTION AND INTERPRETATION OF AGREEMENT.

         (a) This Agreement has been negotiated by the respective parties and their attorneys and the language shall not be construed for or against any party but shall be construed in accordance with the intent of the parties. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

         (b) Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights (whether at law or equity).

         15.11 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 15.11.

         15.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described in this Agreement and contemplated by this Agreement and to carry into effect the intents and purposes of this Agreement.

         15.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise in this Agreement, and, except as so provided, all provision hereof shall be solely between the parties to this Agreement.

         15.14 STOCK APPRECIATION RIGHTS. Within 60 days after the Closing, the Shareholders and Holdings shall have mutually agreed upon a Stock Appreciation Rights Plan for the benefit of selected employees of Rockshox.

         15.15 WAIVER/MODIFICATION/AMENDMENT. No purported amendment of this Agreement, or waiver, discharge or termination of any obligation under it, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment or waiver or have any other effect on this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give right to, or evidence, any obligation or commitment to grant any further waiver.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


RSx HOLDINGS, INC.                        SHAREHOLDERS:

By:     /s/  ADAM E. MAX                    /s/ STEPHEN W. SIMONS
    --------------------------------      ---------------------------------
                                          Steve Simons
Its: President and Secretary              27461 Sherlock Rd.
                                          Los Altos Hills, CA 94022

RSx ACQUISITION, INC.                     /s/ DEBRA W. SIMONS
                                          _____________________________________
                                          Debra Simons
By:  /s/ Adam E. Max                      27461 Sherlock Rd.
     _____________________________        Los Altos Hills, CA 94022

Its: President and Secretary
     ______________________________

                                           /s/ PAUL TURNER
                                           ____________________________________
                                           Paul Turner
                                           2838 3rd St.
                                           Boulder, CO 80304


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